DWS INVESTMENTS
STRUCTURED NOTES
POWERED BY X-MARKETS
RESHAPING INVESTING
DEUTSCHE BANK GROUP

    International Equity Linked Capped Buffered Underlying Securities (BUyS)

           International Equities |X| Bullish |X| Fee-Based Accounts

Indicative Terms as of October 2, 2009

CUSIP:                        2515A0 VA 8

Issuer:                       Deutsche Bank AG, London Branch

Maturity / Tenor:             18 Months

Basket:                       Weighted Basket comprised of the iShares(R) MSCI
                              EAFE Index Fund and iShares(R) MSCI Emerging
                              Markets Index Fund (each, a Basket Component and,
                              collectively, the Basket Components)

Initial Basket Level:         100

Final Basket Level:           100 x [1 + (iShares(R) MSCI EAFE Index Fund Return
                              x 70.00%) + (iShares(R) MSCI Emerging Markets
                              Index Fund Return x 30.00%)], where the iShares(R)
                              MSCI EAFE Index Fund Return and the iShares(R)
                              MSCI Emerging Markets Index Fund Return are each
                              the performance of the respective Basket
                              Components, expressed as a percentage, from the
                              respective Basket Component closing level on the
                              Trade Date to the respective Basket Component
                              closing level on such trading day, including the
                              Final Valuation Date; subject to the Share
                              Adjustment Factor, as applicable.

Basket Return:                     Final Basket Level - Initial Basket Level
                                                Initial Basket Level

Participation Rate:           125% (subject to the Basket Return Cap)

Basket Return Cap:            15.25% - 19.50%  (TBD on Trade Date)

Maximum Return:               19.0625% - 24.375%  (TBD on Trade Date)

Buffer Level:                 10% (first 10% depreciation of the Basket is fully
                              protected)

Payment at Maturity:          If the Final Basket Level:

                              (a) is greater than or equal to the Initial Basket
                              Level, a cash payment equal to the Basket Return,
                              which is subject to the Basket Return Cap,
                              multiplied by the Participation Rate. Accordingly,
                              subject to the Maximum Return, the Payment at
                              Maturity will be: $1,000 + ($1,000 x Basket Return
                              x Participation Rate); OR

                              (b) is less than the Initial Basket Level, and
                              such decline is equal to or less than the Buffer
                              Level, the Payment at Maturity will be $1,000; OR

                              (c) is less than the Initial Basket Level, and
                              such decline is greater than the Buffer Level, the
                              Payment at Maturity will be $1,000 + [$1,000 x
                              (Basket Return + Buffer Level)].

Discounts and Commissions:    The Securities will initially be distributed
                              through Deutsche Bank Securities Inc. ("DBSI"),
                              its affiliates and/or certain other affiliated or
                              unaffiliated brokers (collectively, the
                              "Brokers"). DBSI will receive a selling concession
                              of up to 1.10% or $11.00 per $1,000 security
                              Principal Amount. DBSI may pay referral fees to
                              other Brokers of up to 0.50% or $5.00 per $1,000
                              security Principal Amount and may additionally pay
                              fees of up to 0.60% or $6.00 per $1,000 security
                              Principal Amount to certain other Brokers.
                              The agents for this offering are affiliates
                              of ours. For more information see "Supplemental
                              Underwriting Information (Conflicts of Interest)"
                              in term sheet No. 741J

Agents:                       Deutsche Bank Securities Inc. and Deutsche Bank
                              Trust Company Americas

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                         Best Case Scenario at Maturity
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If the Basket Return is positive, investors will receive 125% of the performance of the Basket Return at maturity, subject to a Basket Return Cap of between
15.25% and 19.50% (TBD on Trade Date) for a Maximum Return of between 19.0625%
and 24.375% (TBD on Trade Date).
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                         Worst Case Scenario at Maturity
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If the Final Basket Level is lower than the Initial Basket Level by more than the Buffer Level, an investment in the BUyS will decline by 1% for every 1%
decline in the Basket beyond the Buffer Level. Subject to the credit of the
Issuer, the maximum loss at maturity on an investment is 90%.
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                                    Benefits
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|X|  International equity exposure with principal protection for first 10% of any depreciation and upside leverage, subject to the Basket Return Cap

|X|  125% of any positive Basket Return up to the Basket Return Cap

|X|  The BUyS will outperform the Basket at maturity if the Final Basket Level is below the Initial Basket Level
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                                      Risks
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|X|  Because BUyS do not offer full principal protection of your initial investment and the return of the BUyS is linked to the weighted performance of the Basket Components, you may lose up to 90% of your initial investment

|X|  Return on the BUyS is limited by the Basket Return Cap, and you will not benefit from any appreciation of the Basket beyond the Basket Return Cap

|X|  Return on the BUyS is linked to the value of the Basket without taking into consideration the value of dividends paid on the component stocks of the
     Basket Components

|X|  An investment in BUyS is subject to the credit of the Issuer
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                                 Important Dates
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 Offering Period:.....................October 2 - October 27, 2009
 Trade Date:......................................October 27, 2009
 Settlement Date:.................................October 30, 2009
 Final Valuation Date:..............................April 26, 2011
 Maturity Date:.........................April 29, 2011 (18 Months)
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                 NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE
                         VALUE * NO BANK GUARANTEE NOT A
                                     DEPOSIT
                 NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY
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              DWS Structured Products 1.866.637.9185 www.dws-sp.com

Capped BUyS Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Buffer Level of 10%, a Participation Rate of 125%, a Basket Return Cap of 17.38%, and Maximum Return of 21.72%)
Change in Basket Components (%)	Basket Return (%)	BUyS Return (%)	Payment at Maturity (per $1,000 invested)
30.00%	17.38%	21.72%	$1,217.20
20.00%	17.38%	21.72%	$1,217.20
10.00%	10.00%	12.50%	$1,125.00
5.00%	5.00%	6.25%	$1,062.50
0.00%	0.00%	0.00%	$1,000.00
-5.00%	-5.00%	0.00%	$1,000.00
-10.00%	-10.00%	0.00%	$1,000.00
-20.00%	-20.00%	-10.00%	$900.00
-30.00%	-30.00%	-20.00%	$800.00
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the BUyS.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis. The numbers appearing in the above table have been rounded for ease of analysis.

Selected Risk Factors

YOUR INVESTMENT IN THE BUyS MAY RESULT IN A LOSS – The BUyS do not guarantee any return of your initial investment in excess of $100 per $1,000 face amount. The return on the BUyS at maturity is linked to the weighted performance of the Basket Components and will depend on whether, and the extent to which, the Basket performance is positive or negative.

THE RETURN ON YOUR BUyS IS LIMITED BY THE BASKET RETURN CAP – The Basket Return cannot exceed the Basket Return Cap of between 15.25% and 19.50% (to be determined on the Trade Date) and your payment at maturity is limited to a maximum payment of between $1,190.63 and $1,243.75 (to be determined on the Trade Date) for each $1,000 face amount of the BUyS you hold, regardless of any increase in the Basket beyond the Basket Return Cap.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUyS PRIOR TO MATURITY – Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity. You should be willing and able to hold your BUyS to maturity.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – You will not receive periodic coupon payments on the BUyS or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Basket Components.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET COMPONENTS OR THE MARKET VALUE OF THE BUyS – We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could affect the level of the Basket Components or the value of the BUyS.

POTENTIAL CONFLICTS – Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUyS – In addition to the level of the Basket Components on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

NON-U.S. SECURITIES MARKETS RISKS — The stocks included in the Basket Components replicated by the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund are issued by foreign companies in foreign securities. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks.

THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Basket Components. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Basket Components. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected. See “Anti-Dilution Adjustments” in the accompanying term sheet.

CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Price movements in the Basket Components may not correlate with each other. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

COUNTERPARTY RISK – The payment of amounts owed to you under the BUyS is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

CURRENCY MARKETS MAY BE HIGHLY VOLATILE — The BUyS are subject to currency exchange risk through their exposure to the performance of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, which measure the performance of foreign stocks and are denominated in U.S. dollars. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies.

LACK OF LIQUIDITY – There may be little or no secondary market for the BUyS. The BUyS will not be listed on any securities exchange.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE BUyS ARE UNCLEAR – Significant aspects of the U.S. federal income tax treatment of the BUyS are uncertain, and the Internal Revenue Service or a court might not agree with the tax consequences described in the accompanying term sheet.

See "Selected Risk Considerations" in the accompanying term sheet and "Risk Factors" in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 741J  and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 741J and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

                 DWS Structured Products    1.866.637.9185    www.dws-sp.com